EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

Between

Latin American Telecommunications Venture Company - LATVCO

and

Avallon 7, Inc.

Dated April 13, 2007

i

ii

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 13th day of April, 2007, by and between Latin American Telecommunications Venture Company - LATVCO, a Nevada corporation (hereinafter referred to as “LATVCO”), Avallon 7, Inc., a Nevada corporation (hereinafter referred to as “Avallon”) and the shareholders of Avallon listed below, upon the following premises:

WHEREAS, LATVCO is a publicly held corporation organized under the laws of the State of Nevada with no significant operations;

WHEREAS, Avallon is a privately held corporation organized under the laws of Nevada and engaged in health product marketing;

WHEREAS, LATVCO agrees to acquire up to 100%, but not less than 95% of the issued and outstanding securities of Avallon in exchange for the issuance of certain shares of LATVCO (the “Exchange”) and Avallon agrees to use its best efforts to cause its shareholders (the “Avallon Shareholders”) to exchange their securities of Avallon on the terms described herein;

WHEREAS, LATVCO and Avallon desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AVALLON

As an inducement to, and to obtain the reliance of LATVCO, except as set forth in the Avallon Schedules, (as hereinafter defined), Avallon represents and warrants as of the date hereof and as of the Closing Date, as defined below, as follows:

Section 1.01 Organization. Avallon is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Avallon Schedules are complete and correct copies of the articles of incorporation, and bylaws of Avallon (or their equivalent) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Avallon’s articles of incorporation or bylaws. Avallon has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. Avallon has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Capitalization. The authorized capitalization of Avallon consists of 201,000,000 shares of stock of which 1,000,000 are designated as preferred stock with a par value of $0.10 and 200,000,000 are designated as common stock with a par value of $0.0001 per share. There are 100,000,000 shares of common stock currently issued and outstanding. There are no shares of preferred stock currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations. Avallon does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation. For purposes hereinafter, the term “ Avallon “ also includes those subsidiaries, if any, set forth on the Avallon Schedules.

Section 1.04 Financial Statements.

(a) Included in the Avallon Schedules are (i) the audited balance sheet of Avallon as of November 30, 2006 and the related audited statement of operations, stockholders’ equity and cash flows for the fiscal year ended November 30, 2006, together with the notes to such statements and the opinion of Russell Bedford Stefanou Mirchandani LLP, independent certified public accountants.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Avallon balance sheets present fairly as of their respective dates the financial condition of Avallon. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Avallon had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Avallon, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) Avallon has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) Avallon has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) The books and records, financial and otherwise, of Avallon are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(f) All of Avallon’s assets are reflected on its financial statements, and, except as set forth in the Avallon Schedules or the financial statements of Avallon or the notes thereto, Avallon has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information. The information concerning Avallon set forth in this Agreement and in the Avallon Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Avallon has fully disclosed in writing to LATVCO (through this Agreement or the Avallon Schedules) all information relating to matters involving Avallon or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $50,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Avallon or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Avallon, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Avallon.

Section 1.07 Absence of Certain Changes or Events. Since November 30, 2006:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Avallon or (ii) any damage, destruction, or loss to Avallon (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Avallon;

(b) Avallon has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Avallon; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) Avallon has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Avallon balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Avallon; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) to its knowledge, Avallon has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Avallon.

Section 1.08 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Avallon after reasonable investigation, threatened by or against Avallon or affecting Avallon or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Avallon does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09 Contracts.

(a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Avallon is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Avallon Schedules. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000);

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Avallon is a party or by which its properties are bound and which are material to the operations of Avallon taken as a whole are valid and enforceable by Avallon in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c) Except as included or described in the Avallon Schedules or reflected in the most recent Avallon balance sheet, Avallon is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Avallon is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Avallon.

Section 1.10 Material Contract Defaults. Avallon is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Avallon.

Section 1.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Avallon is a party or to which any of its properties or operations are subject.

Section 1.12 Compliance With Laws and Regulations. To its knowledge, Avallon has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Avallon or except to the extent that noncompliance would not result in the occurrence of any material liability for Avallon.

Section 1.13 Approval of Agreement. The Board of Directors of Avallon has authorized the execution and delivery of this Agreement by Avallon and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Avallon Shareholders that the Exchange be accepted by them.

Section 1.14 Avallon Schedules. Avallon has delivered to LATVCO the following schedules, which are collectively referred to as the “Avallon Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Avallon as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Avallon in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Avallon identified in paragraph 1.04(a);

(c) a schedule containing a list indicating the name and address of each shareholder of Avallon together with the number of shares owned by him, her or it;

(d) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Avallon since November 30, 2006, required to be provided pursuant to section 1.07 hereof;

(e) a schedule of any exceptions to the representations made herein; and

(f) a schedule containing the other information requested above.

Avallon shall cause the Avallon Schedules and the instruments and data delivered to LATVCO hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Avallon. Avallon shall have until April 30, 2007 to provide such schedules. If Avallon cannot or fails to do so, or if LATVCO acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, LATVCO may terminate this Agreement by giving written notice to Avallon within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, LATVCO may consider a disclosure in the Avallon Schedules to be “unacceptable” only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole.

Section 1.15 Valid Obligation. This Agreement and all agreements and other documents executed by Avallon in connection herewith constitute the valid and binding obligation of Avallon, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LATVCO

As an inducement to, and to obtain the reliance of Avallon and the Avallon Shareholders, except as set forth in the LATVCO Schedules (as hereinafter defined), LATVCO represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization. LATVCO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the LATVCO Schedules are complete and correct copies of the certificate of incorporation and bylaws of LATVCO as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of LATVCO’s certificate of incorporation or bylaws. LATVCO has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and LATVCO has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. LATVCO’s authorized capitalization consists of 100,000,000 shares of common stock, par value $.001 of which 119,600 shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 Subsidiaries and Predecessor Corporations. LATVCO does not have any predecessor corporation(s) and no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Included in the LATVCO Schedules are (i) the audited balance sheets of LATVCO as of December 31, 2006 and December 31, 2005 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2006 and December 31, 2005, together with the notes to such statements and the opinion of Thomas Leger & Co. L.L.P., independent certified public accountants with respect thereto.

(b) Included in the LATVCO Schedules are: (i) an unaudited balance sheets of March 31, June 30 and September 30, 2006 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by Thomas Leger & Co. L.L.P.

(c) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The LATVCO balance sheets present fairly as of their respective dates the financial condition of LATVCO. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, LATVCO had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of LATVCO, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(d) LATVCO has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) LATVCO has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of LATVCO are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(g) All of LATVCO’s assets are reflected on its financial statements, and, except as set forth in the LATVCO Schedules or the financial statements of LATVCO or the notes thereto, LATVCO has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information. The information concerning LATVCO set forth in this Agreement and the LATVCO Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, LATVCO has fully disclosed in writing to Avallon (through this Agreement or the LATVCO Schedules) all information relating to matters involving LATVCO or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Avallon or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on LATVCO, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of LATVCO.

Section 2.07 Absence of Certain Changes or Events. Since the date of the most recent LATVCO balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of LATVCO or (ii) any damage, destruction or loss to LATVCO (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of LATVCO;

(b) LATVCO has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of LATVCO; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) LATVCO has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent LATVCO balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of LATVCO; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to its knowledge, LATVCO has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of LATVCO.

Section 2.08 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge LATVCO after reasonable investigation, threatened by or against LATVCO or affecting LATVCO or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the LATVCO Schedules. LATVCO has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 Contracts.

(a) LATVCO is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b) LATVCO is not a party to or bound by, and the properties of LATVCO are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) LATVCO is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation,; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of LATVCO.

Section 2.10 Material Contract Defaults. LATVCO is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment.

Section 2.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which LATVCO is a party or to which any of its assets or operations are subject.

Section 2.12 Compliance With Laws and Regulations. To its knowledge, LATVCO has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.13 Approval of Agreement. The Board of Directors of LATVCO has authorized the execution and delivery of this Agreement by LATVCO and has approved this Agreement.

Section 2.14 Material Transactions or Affiliations. Except as disclosed herein and in the LATVCO Schedules, there exists no contract, agreement or arrangement between LATVCO and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by LATVCO to own beneficially, 5% or more of the issued and outstanding common stock of LATVCO and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of LATVCO has, or has had since inception of LATVCO, any known interest, direct or indirect, in any such transaction with LATVCO which was material to the business of LATVCO. LATVCO has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.15 LATVCO Schedules. LATVCO has delivered to Avallon the following schedules, which are collectively referred to as the “ LATVCO Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of LATVCO to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of LATVCO as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of LATVCO identified in paragraph 2.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of LATVCO since December 31, 2006, required to be provided pursuant to section 2.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the LATVCO Schedules by Sections 2.01 through 2.15.

LATVCO shall cause the LATVCO Schedules and the instruments and data delivered to Avallon hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that if not all of the schedules referred to above have been completed or are available to be furnished by LATVCO. LATVCO shall have until April 30, 2007 to provide such schedules. If LATVCO cannot or fails to do so, or if Avallon acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Avallon may terminate this Agreement by giving written notice to LATVCO within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Avallon may consider a disclosure in the LATVCO Schedules to be “unacceptable” only if that item would have a material adverse impact on the financial statements listed in Section 2.04(a) and (b), taken as a whole.

Section 2.16 Bank Accounts; Power of Attorney. Set forth in the LATVCO Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by LATVCO within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of LATVCO, (b) all safe deposit boxes and other similar custodial arrangements maintained by LATVCO within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from LATVCO or who are otherwise authorized to act on behalf of LATVCO with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.17 Valid Obligation. This Agreement and all agreements and other documents executed by LATVCO in connection herewith constitute the valid and binding obligation of LATVCO, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III
PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each Avallon Shareholder who shall elect to accept the exchange offer described herein (the “Accepting Shareholders”) by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of Avallon set forth on the Avallon Schedules attached hereto, constituting all of the shares of common stock, including voting power, of Avallon held by each of such shareholders; the objective of such Exchange being the acquisition by LATVCO of not less than 95% of the issued and outstanding common stock of Avallon. In exchange for the transfer of such securities by the Avallon Shareholders, LATVCO shall issue to the Avallon Shareholders three-tenths of one share of common stock of LATVCO for each share of common stock of Avallon held by each Avallon Shareholder (the “Initial Shares”), with any fractional share rounded down to the nearest whole share. Upon consummation of the transaction contemplated herein, assuming participation by all of the Avallon Shareholders, an aggregate of 30,000,000 shares of LATVCO common stock shall be held by the Avallon Shareholders. In the event the Exchange is consummated, as provided in Section 5.05, but less than 100% of the common stock of Avallon is delivered to LATVCO the number of Shares issuable by LATVCO to the Avallon Shareholders as described above shall be reduced proportionately. At the Closing, each Avallon Shareholder shall be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the Avallon Shareholders, all of the shares of capital stock of Avallon shall be held by LATVCO.

Section 3.02 Anti-Dilution. The number of shares of LATVCO common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the LATVCO common stock which may occur, other than the recapitalization described in Section 4.12, (i) between the date of the execution of this Agreement and the Closing Date, as to the Initial Shares, and (ii) between the date of the execution of this Agreement and the release date.

Section 3.03 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur following the (i) cancellation of shares by Mr. Hank Vanderkam, (ii) Recapitalization, (iii) filing of the Annual Report for LATVCO on Form 10K-SB for the period ending December 31, 2006, (iv) payment of the outstanding liabilities of LATVCO, and (v) entry into a Lock-Up Agreement by Mr. Vanderkam, as set forth in Sections 4.11 to 4.15, respectively. Such Closing shall take place at a mutually agreeable time and place.

Section 3.04 Closing Events. At the Closing, LATVCO, Avallon and each of the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.05 Additional Share Issuances. In addition to the shares issued in the Exchange, shares will be issued to the entities listed on Schedule 3.05 attached hereto, which shall include approximately 1,700,000 restricted shares or 4.96% of the total outstanding shares on a fully diluted basis to Vista Consulting, Inc. or its assignees (the “Additional Shares”). The holder of the Additional Shares shall agree not to sell such Additional Shares until the end of the sixth full month following the Closing Date, and shall further agree to limit the sales of such Additional Shares for each of the next twelve (12) months after such date to 5% of the number of number of shares LATVCO’s common stock traded in the public market during the preceding month.

ARTICLE IV
COVENANTS

Section 4.01 Access to Properties and Records. LATVCO and Avallon will each afford to the officers and authorized representatives of the other full access to the properties, books and records of LATVCO or Avallon, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of LATVCO or Avallon, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records. At the Closing, Avallon shall deliver to LATVCO the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Avallon now in the possession of Avallon or its representatives. LATVCO shall deliver to Avallon the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of LATVCO now in the possession of LATVCO or its representatives.

Section 4.03 Third Party Consents and Certificates. LATVCO and Avallon agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Name Change. After the Closing Date, LATVCO’s Board of Directors shall take such actions necessary to change the name of LATVCO to “Beauty America, Inc.” Such name change shall be carried out promptly upon approval of such actions by the shareholders of LATVCO.

Section 4.05 LATVCO Shareholder Meeting. After the Closing Date, LATVCO shall obtain the written consent of the majority of the LATVCO Shareholders to the name change described in Section 4.04 and such other matters as shall require shareholder approval hereunder (the “LATVCO Shareholder Consent”). In addition, LATVCO shall promptly file with the Securities and Exchange Commission (the “SEC”) the necessary disclosure statements required by federal securities law. After obtaining the LATVCO Shareholder Consent, LATVCO shall immediately file the Restated COI.

Section 4.06 Designation of Directors and Officers. Upon signing this Agreement, LATVCO shall increase its Board of Directors to two (2) and the following individual will immediately be added to the Board of Directors: David Bakhshi, Chairman. After compliance with Rule 14F-1, promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the following director will take the position of Director: Thomas Calabro. After the signing of this Agreement, the existing director of LATVCO, Hank Vanderkam, shall tender his resignation effective upon the expiration of the time periods required under Rule 14F-1. In addition, upon the signing of this Agreement, LATVCO shall immediately appoint as officers of LATVCO the following persons: David Bakhshi, as Chief Executive Officer and Thomas Calabro, as Chief Financial Officer.

Section 4.07 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the LATVCO Schedules or Avallon Schedules or as permitted or contemplated by this Agreement, LATVCO and Avallon respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither LATVCO nor Avallon will:

(i) make any changes in their articles or certificate of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii) take any action described in Section 1.07 in the case of Avallon or in Section 2.07, in the case of LATVCO (all except as permitted therein or as disclosed in the applicable party’s schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

Section 4.08 Indemnification.

(a) Avallon hereby agrees to indemnify LATVCO and each of the officers, agents and directors of LATVCO as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b) Avallon Shareholders, individually and not jointly, agree to indemnify LATVCO and each of the officers, agents and directors of LATVCO as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article 3.01 of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c) LATVCO hereby agrees to indemnify Avallon and each of the officers, agents, and directors of Avallon and each of the Avallon Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 4.09 The Acquisition of LATVCO Common Stock. LATVCO and Avallon understand and agree that the consummation of this Agreement including the issuance of the LATVCO common stock to Avallon Shareholders in exchange for the Avallon Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. LATVCO and Avallon agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In order to provide representations for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each of the Accepting Shareholders represents and warrants, as of the date hereof and as of the Closing Date, as follows:

(i) That such Accepting Shareholder understands that the offering and sale of the Common Stock is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of such Accepting Shareholder contained in this Agreement;

(ii) That such Accepting Shareholder is an “accredited investor” as that term is defined under Regulation D promulgated under the 1933 Act;

(iii) That such Accepting Shareholder has had the opportunity to ask questions of, and receive answers and information, from the officers of LATVCO and has deemed such information sufficient to make an investment decision on LATVCO;

(iv) That such Accepting Shareholder has such knowledge and experience in business and financial matters that such Accepting Shareholder is capable of evaluating LATVCO, its business activities, and the risks and merits of this prospective investment, and is not utilizing a purchaser representative (as defined in regulation D) in connection with the evaluation of such risks and merits;

(v) That such Accepting Shareholder has adequate means of providing for its current needs and possible personal contingencies and have no need in the foreseeable future for liquidity of an investment in LATVCO;

(vi) That such Accepting Shareholder has been advised that no accountant or attorney engaged by LATVCO is acting as representative, accountant, or attorney for such Accepting Shareholder;

(vii) To the extent that the representations in clauses (ii) through (vi) above are not applicable to an Accepting Shareholder, such Accepting Shareholder represents and warrants that it has received and reviewed the business and financial information set forth in the Annual Report of LATVCO on Form 10-KSB for the period ending December 31, 2006 filed with the SEC on February 15, 2007; and

(viii) That such Accepting Shareholder understands that the certificates representing the shares issued in accordance with this Agreement shall bear a legend in substantially the following form so restricting the sale of such Securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(b) In connection with the transaction contemplated by this Agreement, LATVCO and Avallon shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Avallon reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c) In order to more fully document reliance on the exemptions as provided herein, Avallon, the Avallon Shareholders, and LATVCO shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Avallon or LATVCO and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d) The Avallon Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 4.10 Sales of Securities Under Rule 144, If Applicable.

(a) LATVCO will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of LATVCO that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), LATVCO will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to LATVCO’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, LATVCO will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(d) This Section 4.11 shall apply to the shareholders of LATVCO as well as those receiving LATVCO common stock pursuant to this Agreement, and shall survive the closing of this Agreement for a period of two years.

Section 4.11 Share Cancellation. Recognizing the need to reduce the holdings of Hank Vanderkam, a current LATVCO Shareholder, Avallon has indicated it will not enter into this Agreement unless Mr. Vanderkam reduces his current holdings of the common stock of LATVCO. Accordingly, prior to the recapitalization described in Section 4.12, Mr. Vanderkam shall submit 93,600 of the shares of common stock of LATVCO currently issued in his name to LATVCO for cancellation.

Section 4.12 Recapitalization. Recognizing the need to have a greater number of shares outstanding after the merger and the current disparity in value of the two companies, Avallon has indicated it will not enter into this Agreement unless LATVCO increases its outstanding shares. Accordingly, LATVCO has agreed and will complete, prior to the Closing Date, and as part of the proposed exchange, a one (1) for one hundred (100) forward split. In addition, LATVCO shall take all actions necessary to effectuate the proposed recapitalization in an expedited manner.

Section 4.13 Filing of Annual Report on Form10-KSB. Recognizing the need to maintain timely compliance with the Section 15(d) of the Exchange Act, Avallon has indicated it will not enter into this Agreement unless LATVCO has filed the Annual Report of LATVCO on Form 10-KSB for the period ending December 31, 2006. Accordingly, LATVCO has agreed to obtain the necessary consents and opinions of its financial auditors and will complete and file with the SEC the Annual Report of LATVCO on Form 10-KSB for the period ending December 31, 2006.

Section 4.14 Payment of Liabilities. Recognizing the need extinguish all existing liabilities of LATVCO prior to the Share Exchange, Avallon has indicated it will not enter into this Agreement unless LATVCO has arranged for the payment and discharge of all of LATVCO’s liabilities, including all of LATVCO’s accounts payable and any outstanding legal fees incurred prior to the Closing Date (such liabilities are those in excess of the $50,000 of invoiced administrative expenses and $36,000 of invoiced legal fees of Hank Vanderkam agreed to be paid and discharged following the completion of the transactions contemplated by this Agreement). Accordingly, LATVCO has agreed to arrange for the payment and discharge of all such liabilities.

Section 4.15 Lock-Up Agreement. Avallon has indicated it will not enter into this Agreement unless Hank Vanderkam enters in a Lock-Up Agreement that provides that Mr. Vanderkam shall not to sell any of the 880,000 shares, post-Recapitalization, of common stock of LATVCO held in his name in trust until two-hundred seventy (270) days following the Closing Date. Accordingly, Mr.Vanderkam has agreed to enter into a Lock-Up Agreement containing the specified terms.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF LATVCO

The obligations of LATVCO under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Avallon and Avallon Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Avallon shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Avallon prior to or at the Closing. LATVCO shall be furnished with a certificate, signed by a duly authorized executive officer of Avallon and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer’s Certificate. LATVCO shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Avallon to the effect that no litigation, proceeding, investigation, or inquiry is pending, or, to Avallon knowledge, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Avallon Schedules, by or against Avallon, which might result in any material adverse change in any of the assets, properties, business, or operations of Avallon.

Section 5.03 Good Standing. LATVCO shall have received a certificate of good standing from the State of Nevada, dated as of a date within ten days prior to the Closing Date certifying that Avallon is in good standing as a corporation in the State of Nevada.

Section 5.04 Approval by Avallon Shareholders. The Exchange shall have been approved by the holders of not less than ninety-five percent (95%) of the outstanding common stock, including voting power, of Avallon, as evidenced by their execution of this Agreement, unless a lesser number is agreed to by LATVCO.

Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Avallon after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.07 Other Items.

(a) LATVCO shall have received a list of Avallon shareholders containing the name, address, and number of shares held by each Avallon shareholder as of the date of Closing, certified by an executive officer of Avallon as being true, complete and accurate; and

(b) LATVCO shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as LATVCO may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF AVALLON
AND THE AVALLON SHAREHOLDERS

The obligations of Avallon and the Avallon Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by LATVCO in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, LATVCO shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by LATVCO.

Section 6.02 Officer’s Certificate. Avallon shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of LATVCO, to the effect that no litigation, proceeding, investigation or inquiry is pending, or, to LATVCO’s knowledge, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the LATVCO Schedules, by or against LATVCO, which might result in any material adverse change in any of the assets, properties or operations of LATVCO.

Section 6.03 Good Standing. Avallon shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that LATVCO is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of LATVCO after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Other Items. Avallon shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Avallon may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Brokers. LATVCO and Avallon agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. LATVCO and Avallon each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of New York. Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Avallon, to:	David Bakhshi Avallon 7, Inc. 1981 Marcus Avenue Suite C129 Lake Success, NY 11042

With copies to	Kirkpatrick & Lockhart Nicholson Graham LLP 599 Lexington Avenue New York, NY 10022 Attn: Robert S. Matlin, Esq.

If to LATVCO, to:	Hank Vanderkam, Esq. Vanderkam & Associates 1301 Travis, #1200 Houston, TX 77002

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries. This contract is strictly between LATVCO and Avallon, and, except as specifically provided, no director, officer, stockholder (other than the Avallon Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Sections 3.05 and 7.04 above, whether or not the Exchange is consummated, each of LATVCO and Avallon will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

LATIN AMERICAN TELECOMMUNICATIONS VENTURE COMPANY - LATVCO

By:	/s/ Hank Vanderkam
Name: Hank Vanderkam Title: Chief Executive Officer

AVALLON 7, INC.

By:	/s/ David Bakhshi
Name: David Bakhshi Title: President

The undersigned shareholders of Avallon 7, Inc. hereby agree to participate in the Exchange on the terms set forth above. Subject to Section 7.11 above, each of the undersigned hereby represents and affirms that he has read each of the representations and warranties of Avallon 7, Inc. set out in Article I hereof and that, to his knowledge, all of such representations and warranties are true and correct.

/s/ David Attarian	/s/ David Bakhshi
David Attarian	David Bakhshi

/s/ Janet Burns
Motti Ben Melech	Janet Burns

/s/ Thomas Calabro
Thomas Calabro	Lorraine Cieri

/s/ Peter Columbia
Martin Cole	Peter Columbia

/s/ Paul Greenfield	/s/ David Kerman
Paul Greenfield	David Kerman

/s/ Susan Lamonica	/s/ Benhour Mahfar
Susan Lamonica	Benhour Mahfar

/s/ Rouben Mahfar	/s/ Sonia Makiling
Rouben Mahfar	Sonia Makiling

/s/ Paul Maroof	/s/ Phillip Maroof
Paul Maroof	Phillip Maroof

/s/ John Mitchell	/s/ Emil Mizrahi
John Mitchell	Emil Mizrahi

/s/ Nasser Mokhtarzadeh	/s/ Aaron Movtady
Nasser Mokhtarzadeh	Aaron Movtady

/s/ Avraham Ovadia
Shahram Ohebsion	Avraham Ovadia

/s/ Eli Ovadia	/s/ Tal Rahimi
Eli Ovadia	Tal Rahimi

/s/ David Stocknoff
David Stocknoff	Lucien Vecchio

A.B. Aruba, Inc. (1)

By:	/s/ Eli Ovadia
Name:	Eli Ovadia
Title:	President

DKL Logistics and Aviation Consultant Service, Ltd.

By:	/s/ Dariush Lavian
Name:	Dariush Lavian
Title:	CEO and President

EPTA, LLC

By:	/s/ Prem Ramchandani
Name:	Prem Ramchandani
Title:	Managing Member

1218 Havemeyer Avenue, LLC

By:	/s/ Aaron Movtady
Name:	Aaron Movtady
Title:	President

Juni, LLC

By:	/s/ Moshe Rahi
Name:	Moshe Rahi
Title:	President

Springpoint LLC

By:	/s/ Kurt Streams
Name:	Kurt Streams
Title:	Managing Member

AVALLON 7, INC. (“Avallon”)
Share Exchange Agreement
Avallon Schedules
April 13, 2007

Section 1.07 Absence of Certain Changes or Events	None.

Section 1.08 Litigation and Proceedings	None.

Section 1.09 Contracts
Marketing and Distribution Agreement, dated August 17, 2006, by and between Avallon 7, Inc. and International Manufacturers of Cosmetics CC t/a Universal Cosmetic Manufacturers International

Exclusive Distribution Agreement, dated December 4, 2006, by and between Avallon 7, Inc. and Inversion Laboratories BVBA/SPRL

Direct Marketing Order Management, Fulfillment, and Customer Support Proposal, dated December 28, 2006, by and between Avallon 7, Inc. and 3PL Worldwide, Inc.

Section 3.05 Additional Share Issuances	The Following shares will be issued in addition to the shares issued in the Exchange: Additional Shares 1,700,000

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